                                                                   Exhihbit 4(h)

                               PURINA MILLS, INC.
                                   TERM SHEET
                                PREPETITION DEBT


THE FOLLOWING INFORMATION IS A DRAFT FOR DISCUSSION PURPOSES ONLY AND DOES NOT REPRESENT A COMMITMENT ON BEHALF OF CHASE BANK OF TEXAS, N.A. OR ANY INDIVIDUAL PARTICIPATING FINANCIAL INSTITUTION WITH RESPECT TO THE $100,000,000 REVOLVING CREDIT FACILITY, $100,000,000 TRANCHE A TERM LOANS AND $100,000,000 TRANCHE B TERM LOANS ISSUED TO PURINA MILLS, INC. PURSUANT TO A CREDIT AGREEMENT DATED MARCH 12, 1998. AVAILABILITY OF THE FACILITY SET FORTH HEREIN IS CONDITIONED UPON THE COMPANY'S AGREEMENT TO THE EXIT FACILITY ATTACHED TO THE AMENDED PLAN OF REORGANIZATION.



BORROWERS:          Purina Mills, Inc. (the "Company"), PM Holdings Corporation
                    (if still valid) and subsidiaries of the Company which shall continue to provide guarantees.

LENDERS: The Prepetition Senior Lenders to the Debtors or their successors in interest.

AMOUNT:             Tranche A                              $175 million
                    Tranche B Bridge Loan                    50 million
                                                           ----
                      Total                                $225 million
                                                           ====

                    Assumes that current prepetition Bank cash borrowings of $278 million will be paid down with substantially all "Excess Cash" (defined in Annex A) at the Effective Date. Such paydown shall be applied pro rata to the Prepetition Debt held by the Lenders participating in the Exit Facility.

                    To the extent that Excess Cash exceeds $53 million, such amounts shall be applied to reduce the Tranche B Bridge Loan.

LETTERS OF CREDIT:  Existing prepetition and postpetition Letters of Credit shall be replaced by Letters of Credit issued under the Exit Facility.

TERM:               Tranche A - Matures December 31, 2003
                    Tranche B Bridge Loan - Matures December 31, 2002

INTEREST RATE:      Tranche A - Interest will be paid monthly in arrears at a
                    rate per annum equal to LIBOR plus the following margins:

                                       MONTH                    MARGIN
                                       -----                    ------
                                        1-12                     2.75%
                                       13-24                     3.25%
                                    25-maturity                  3.50%

                    Tranche B Bridge Loan - Interest will be paid monthly in arrears at the following rates per annum:

                                       MONTH                     RATE
                                       -----                     ----
                                        1-12                      10%
                                       13-24                    11.5%
                                    25-maturity                   13%

DEFAULT RATE:       Tranche A - Additional 200 b.p.
                    Tranche B Bridge Loan - Additional 200 b.p.

CASH SWEEP:         The Company shall make prepayments of the loans annually,
                    based on Excess Cash Flow, as defined in the Prepetition
                    Credit Agreement, as amended, as follows:

                    1. First, cash equal to 80% of Excess Cash Flow shall be applied to prepay the Tranche B Bridge Loan.

                    2. Second, cash equal to 80% of Excess Cash Flow shall be applied to prepay the first $25 million of the Tranche A loan, as follows:

                         a.   First, to the next scheduled amortization payment

                         b. Second, to the remaining unpaid scheduled amortization payments due through December 2002 in their inverse order of maturity.

                    3. After satisfaction of the above, then cash equal to 50% of Excess Cash Flow shall be applied to prepay the Tranche A loan, as follows:

                         a.   First, to the next scheduled amortization payment

                         b. Second, to the remaining unpaid scheduled amortization payments in their inverse order of maturity.

APPLICATION OF ASSET
SALES,ETC.:         NON-CORE ASSET SALES / VITAMIN LITIGATION PROCEEDS - Net
                    Proceeds (as defined in the Prepetition Credit Agreement, as amended) of sales of non-core assets (to be defined) including, but not limited to, Net Proceeds from a sale-leaseback transaction for the corporate headquarters and from the Vitamin Litigation shall be applied as follows:

               1. First, cash equal to 100% of such Net Proceeds shall be applied to prepay the Tranche B Bridge Loan.

               2. Second, cash equal to 100% of such Net Proceeds shall be applied to prepay the first $25 million of the Tranche A loan, as follows:
                    a.   First, to the next scheduled amortization payment
                    b. Second, to the remaining unpaid scheduled amortization payments due through December 2002 in their inverse order of maturity.

               3. After satisfaction of the above, cash equal to 50% of such Net Proceeds shall be applied to prepay the Tranche A loan, as follows:
                    a.   First, to the next scheduled amortization payment
                    b. Second, to the remaining unpaid scheduled amortization payments in their inverse order of maturity.

               OTHER ASSET SALES - -100% of Net Proceeds of sales of assets which are not defined as non-core assets, unless reinvested in the Company's business in accordance with the terms of the Prepetition Credit Agreement, as amended, shall be applied to the Tranche A loan, as follows:

               1. First, cash equal to 100% of such Net Proceeds shall be applied to prepay the Tranche B Bridge Loan.

               2. Second, cash equal to 100% of such Net Proceeds shall be applied to prepay the first $25 million of the Tranche A loan, as follows:
                    a.   First, to the next scheduled amortization payment
                    b. Second, to the remaining unpaid scheduled amortization payments due through December 2002 in their inverse order of maturity.

               3. After satisfaction of the above, cash equal to 100% of such Net Proceeds shall be applied to prepay the Tranche A loan, as follows:

                    a.   First, to the next scheduled amortization payment

                    b. Second, to the remaining unpaid scheduled amortization payments in their inverse order of maturity.

SCHEDULED
AMORTIZATION:  Tranche A - The following is the amortization schedule (in thousands):

----------------------- ------------------- ----------------- ------------------
                             QUARTERLY                            UNAMORTIZED
       QUARTERLY             PRINCIPAL            ANNUAL           PRINCIPAL
  AMORTIZATION PERIOD       AMORTIZATION          AMOUNT            BALANCE
----------------------- ------------------- ----------------- ------------------
BEG BAL                 $             -                       $         175,000
JUN-00                                -                                 175,000
SEP-00                                -                                 175,000
DEC-00                                -                 -               175,000
                        ------------------- -----------------
MAR-01                               2,000                              173,000
JUN-01                               2,000                              171,000
SEP-01                               2,000                              169,000
DEC-01                               2,000             8,000            167,000
                        ------------------- -----------------
MAR-02                               2,000                              165,000
JUN-02                               2,500                              162,500
SEP-02                               2,500                              160,000
DEC-02                              10,000            17,000            150,000
                        ------------------- -----------------
MAR-03                               5,000                              145,000
JUNE-03                              5,000                              140,000
SEP-03                               5,000                              135,000
DEC-03                             135,000           150,000                0
                        ------------------- -----------------
                        $          175,000  $        175,000
                        =================== =================

----------------------- ------------------- ----------------- ------------------


                    Tranche B Bridge Loan - No scheduled amortization, however, the principal matures December 31, 2002.



PRIORITY AND LIENS: Tranche A shall be secured by a second priority lien upon and security interest in all of the assets of the Borrower and Guarantors after the First Priority Lien for the $50 Million Revolving Credit Facility (the "Exit Facility").

                    Tranche B Bridge Loan shall be secured by a third priority lien upon and security interest in all of the assets of the Borrower and Guarantors.

                    Tranche A Loan and Tranche B Bridge Loan shall be subordinated to the $50 million Exit Facility pursuant to customary subordination provisions.

ADMINISTRATIVE
AGENT FEE:          As set forth in the separate fee letter

COVENANTS:          Tranche A shall have the following financial covenants: 1)
                    Interest Coverage Ratio, 2) Fixed Charge Coverage Ratio and
                    3) Funded Debt Ratio. Covenant levels and corresponding definitions will be established and attached hereto as Annex
                    A. The Company's agreement to the terms set forth in this term sheet are subject to the satisfactory finalization of the covenants (including without limitation the definition of "Excess Cash") no later than February 15, 2000.

                    Tranche B Bridge Loan shall have no financial covenants though it will have cross default provisions with respect to Tranche A and prohibitions on other debt, liens, distributions, etc.

OTHER: Normal and customary items, such as dividend restrictions, information dissemination, voting rights, change in control provisions and limitations on other liens and indebtedness.